Exhibit 10.57

December 6, 2019

Qualigen, Inc.

2042 Corte Del Nogal

Carlsbad, CA 92011

Attention: Michael S. Poirier, (Chairman, President and CEO)

Re: Letter of Intent by and between Sekisui Diagnostics, LLC (“Sekisui”) and Qualigen, Inc. (“Qualigen”) dated as of March 16, 2018, as amended and restated as of August 22, 2018, as amended (the “LOI”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the LOI.

Dear Michael:

With respect to the above-referenced LOI, this letter will confirm certain understandings of Qualigen and Sekisui as follows:

(1)	Qualigen and Sekisui confirm and agree that pursuant to the terms of the LOI, Qualigen owes Sekisui for the R&D Payment and the Sekisui Vitamin D Costs the aggregate principal amount of $890,000.00, together with interest thereon, which sum is due and payable in full on December 6, 2019, without offset or demand.
(2)	Qualigen and Sekisui agree to extend the due date for payment of the R&D Payment and the Sekisui Vitamin D Costs in the aggregate principal amount of $890,000.00, together with interest thereon, to January 6, 2020, on which date Qualigen shall pay to Sekisui such sum in full without offset or demand.
(3)	Except as specifically set forth herein, all terms and conditions of the Distribution Agreement remain in full force and effect.

If you agree with the terms of this letter agreement, please sign a counterpart copy of this letter and return to me.

Very truly yours,

Sekisui Diagnostics, LLC

By:	/s/ Robert T. Schruender
Robert T. Schruender, President & CEO

AGREED TO:

QUALIGEN, INC.

BY:	/s/ Michael S. Poirier
Michael S. Poirier, Chairman, President and CEO